Exhibit 3.2

AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

IMATION CORP.

_______________

Pursuant to Section 242 of the

Delaware General Corporation Law

_______________

The undersigned, being a duly authorized officer of Imation Corp. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Imation Corp.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 26, 1996 and a Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 28, 1996.

3.	This Amendment to the Restated Certificate of Incorporation amends the Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	The text of Section A of the Article named “FOURTH” is hereby amended and restated in full as follows:

“FOURTH: A. The total number of shares of all classes of stock which this Corporation shall have authority to issue is 35,000,000, consisting of 25,000,000 of preferred stock, par value $0.1 per share, and 10,000,000 shares of common stock, par value $.01 per share.

Effective at 5:00 p.m., Eastern Time, on February 21, 2017, (the “Effective Time”), every ten (10) shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value, $0.01 per share, of the Corporation (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”) and, in lieu thereof, upon receipt after the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s common stock (as adjusted to give effect to the Reverse Stock Split) on the New York Stock Exchange during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

[Signature Page Follows]

1

IN WITNESS WHEREOF, I have signed this Amendment to the Restated Certificate of Incorporation this 17th day of February, 2017.

IMATION CORP.

By: /s/ Tavis J. Morello
Name:	Tavis J. Morello
Title:	General Counsel and Corporate Secretary

Signature Page to Amendment to the Restated Certificate of Incorporation